Filed Pursuant to Rule 433

File No. 333-156724

FINAL TERM SHEET

Dated April 11, 2011

WAL-MART STORES, INC.

$1,000,000,000 1.625% Notes Due 2014

$1,000,000,000 2.800% Notes Due 2016

$1,000,000,000 4.250% Notes Due 2021

$2,000,000,000 5.625% Notes Due 2041

Name of Issuer:	Wal-Mart Stores, Inc. (“Walmart”)

Title of Securities:	1.625% Notes Due 2014 (“2014 Notes”)

2.800% Notes Due 2016 (“2016 Notes”)

4.250% Notes Due 2021 (“2021 Notes”)

5.625% Notes Due 2041 (“2041 Notes”)

Aggregate Principal Amount:	$1,000,000,000 (2014 Notes)

$1,000,000,000 (2016 Notes)

$1,000,000,000 (2021 Notes)

$2,000,000,000 (2041 Notes)

Issue Price (Price to Public):	99.730% of principal amount (2014 Notes)

99.631% of principal amount (2016 Notes)

99.349% of principal amount (2021 Notes)

98.084% of principal amount (2041 Notes)

Maturity:	April 15, 2014 (2014 Notes)

April 15, 2016 (2016 Notes)

April 15, 2021 (2021 Notes)

April 15, 2041 (2041 Notes)

Coupon (Interest Rate):	1.625% (2014 Notes)

2.800% (2016 Notes)

4.250% (2021 Notes)

5.625% (2041 Notes)

Benchmark Treasury:	1.250% U.S. Treasury due March 15, 2014 (2014 Notes)

2.250% U.S. Treasury due March 31, 2016 (2016 Notes)

3.625% U.S. Treasury due February 15, 2021 (2021 Notes)

4.250% U.S. Treasury due November 15, 2040 (2041 Notes)

Spread to Benchmark Treasury:	40 basis points (2014 Notes)

57 basis points (2016 Notes)

75 basis points (2021 Notes)

110 basis points (2041 Notes)

Benchmark Treasury Price and Yield:	99-25 3/4; 1.318% (2014 Notes)

99-23; 2.310% (2016 Notes)

100-11+; 3.581% (2021 Notes)

93-14+; 4.660% (2041 Notes)

Yield to Maturity:	1.718% (2014 Notes)

2.880% (2016 Notes)

4.331% (2021 Notes)

5.760% (2041 Notes)

Interest Payment Dates:	April 15 and October 15 of each year, beginning on October 15, 2011

Interest Payment Record Dates:	April 1 and October 1 of each year

Redemption Provisions:	No redemption provisions

Sinking Fund Provisions:	None

Payment of Additional Amounts:	Not applicable

Legal Format:	SEC registered

Net Proceeds to Walmart (after

    underwriting discounts and

    commissions and before offering

expenses):	$994,800,000 (2014 Notes)

$992,810,000 (2016 Notes)

$988,990,000 (2021 Notes)

$1,944,180,000 (2041 Notes)

Settlement Date:	T + 5; April 18, 2011

Joint Book-Running Managers:	Citigroup Global Markets Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

RBS Securities Inc.

Wells Fargo Securities, LLC

Selling Restrictions:	European Economic Area, United Kingdom, Hong Kong,

Japan, Singapore

CUSIP:	931142DA8 (2014 Notes)

931142DC4 (2016 Notes)

931142DD2 (2021 Notes)

931142DB6 (2041 Notes)

ISIN:	US931142DA83 (2014 Notes)

US931142DC40 (2016 Notes)

US931142DD23 (2021 Notes)

US931142DB66 (2041 Notes)

Ratings: Ratings for Walmart’s long-term debt securities: S&P, AA; Moody’s, Aa2; Fitch, AA; and DBRS, AA. Walmart will apply for specific ratings for the 2014 Notes, the 2016 Notes, the 2021 Notes and the 2041 Notes and expects that the ratings for the Notes will be the same as for Walmart’s other long-term debt securities.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Notes to which this final term sheet relates have been registered by Wal-Mart Stores, Inc. by means of a registration statement on Form S-3 (SEC File No. 333-156724).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or J.P. Morgan Securities LLC collect at 1-212-834-4533.